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                                                                       EXHIBIT 5

                  OPINION OF STEVEN L. CARSON, GENERAL COUNSEL


April 6, 2001

Wallace Computer Services, Inc.
2275 Cabot Drive,
Lisle, Illinois 60532-3630

  RE: Registration Statement on Form S-8 for Wallace Computer Services, Inc.

Ladies and Gentlemen:

                  I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 9, 2001
(the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 additional shares (the "Shares") of Wallace Computer Services, Inc. (the "Company") Common Stock, $1.00 par value, together with the 2,000,000 preferred stock purchase rights (the "Rights) associated therewith, authorized for issuance under the Wallace Computer Services, Inc. Employee Stock Purchase Plan (the "Plan"). The terms of the Rights are as set forth in the Rights Agreement, dated as of March 14, 2000, between the Company and Computer Share Investor Services, LLC, as successor to Harris Trust and Savings Bank (the "Rights Agreement"). As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares and the Rights pursuant to the Plan.

                  It is my opinion that:

                  1. When issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

                  2. The Right associated with each Share will be validly issued when (i) such Right shall have been duly issued in accordance with the terms of the Rights Agreement and (ii) such associated Share shall have been duly issued and paid for as set forth in the foregoing paragraph.

                  I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.


                                           Very truly yours,

                                           /s/ Steven L. Carson

                                           Steven L. Carson
                                           General Counsel